Contact:   Edward F. Seserko
                                                               President and CEO
                                                                  (412) 681-8400

                                                           For Immediate Release
                                                           April 28, 2003


                    EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
                FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2003


Pittsburgh, Pennsylvania - Eureka Financial Corp., (the "Company"), the parent holding company for Eureka Bank, (the "Bank"), Pittsburgh, Pennsylvania, announced earnings for the three and six months ended March 31, 2003. For the three months ended March 31, 2003, the Company earned $223,000, or $.17 diluted earnings per share, as compared to earnings of $219,000, or $.17 diluted earnings per share, for the three months ended March 31, 2002. For the six months ended March 31, 2003, the Company earned $439,000, or $.35 diluted earnings per share, as compared to earnings of $406,000, or $.32 diluted earnings per share, for the six months ended March 31, 2002.

President and Chief Executive Officer Edward F. Seserko stated, " The increase in net income for the three and six months ended March 31, 2003, as compared to the comparable 2002 periods, reflect the increase in net interest income as a result of a reduction in interest expenses. Due to the lowering of short term interest rates by the Federal Reserve over the past year, funding rates for interest-earning liabilities have fallen faster and more drastic than rates for interest-bearing assets. "

The Company is in the Mutual Holding Company form of organization with the majority of its stock owned by Eureka Bancorp, MHC.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates one office in the Oakland community of Pittsburgh. The Company's common stock trades on the electronic bulletin board under the symbol "EKFC."

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                                                          EUREKA FINANCIAL CORP.
                                                                          Selected Financial Data
                                                                (Dollars in thousands except per share data)
                                                                --------------------------------------------


                                                                        March 31,         September 30,
                                                                          2003                2002
                                                                      -------------       -------------

Total assets                                                        $       79,282      $       79,266
Cash and investments                                                        25,429              25,212
Loans receivable, net                                                       51,803              52,142
Deposits                                                                    57,451              57,409
Total liabilities                                                           59,901              60,125
Stockholders' equity                                                $       19,381      $       19,141

Nonaccrual loans                                                    $          337      $          293
Repossessed real estate                                                          0                   0
Total nonperforming assets                                          $          337      $          293

Allowance for loan losses to nonperforming loans                           143.92%             165.53%
Nonperforming loans to net loans                                             0.65%               0.56%
Nonperforming loans to total assets                                          0.43%               0.37%
Book value per share                                                $        15.62      $        15.44
Number of common shares outstanding                                      1,240,983           1,239,318


                                                        Three Months Ended                        Six Months Ended
                                                             March 31,                                March 31,
                                                -----------------------------------       -----------------------------------
                                                    2003                  2002                2003                  2002
                                                -------------         -------------       -------------         -------------

Interest income                               $        1,175        $        1,198      $        2,369        $        2,412
Interest expense                                         413                   484                 855                 1,020
                                                -------------         -------------       -------------         -------------
Net interest income                                      762                   714               1,514                 1,392
Provision for loan losses                                  0                    20                   0                    31
                                                -------------         -------------       -------------         -------------

Net interest income after provision for loan losses      762                   694               1,514                 1,361
Noninterest income                                        23                    23                  55                    48
Noninterest expense                                      514                   436               1,016                   877
                                                -------------         -------------       -------------         -------------

Income before income taxes                               271                   281                 553                   532
Income tax expense                                        48                    62                 114                   126
                                                -------------         -------------       -------------         -------------

Net income                                    $          223        $          219      $          439        $          406
                                                =============         =============       =============         =============

